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                                                                    EXHIBIT 4.2

              FIXED ASSETS SECURED PARTIES PARENT PLEDGE AGREEMENT

         THIS FIXED ASSETS SECURED PARTIES PARENT PLEDGE AGREEMENT (as amended, supplemented, amended and restated or otherwise modified from time to time, this "Pledge Agreement"), dated as of July 19, 2001, is made between STERLING CHEMICALS HOLDINGS, INC., a Delaware corporation (the "Pledgor"), and THE CIT GROUP/BUSINESS CREDIT, INC., as Administrative Agent (such capitalized term and all other capitalized terms not otherwise defined herein shall have the meanings provided for or incorporated by reference in Article I below) for each of the Fixed Assets Secured Parties.

                                   RECITALS:


         A. Sterling Chemicals, Inc., a Delaware corporation (the "Company"), Sterling Canada, Inc., a Delaware corporation, Sterling Pulp Chemicals US, Inc., a Delaware corporation, Sterling Pulp Chemicals, Inc., a Georgia corporation, Sterling Fibers, Inc., a Delaware corporation, Sterling Chemicals Energy, Inc., a Delaware corporation, and Sterling Chemicals International, Inc., a Delaware corporation, (collectively, the "Borrowers") are Wholly-Owned Subsidiaries of the Pledgor.

         B. The Pledgor and the Borrowers have elected to file voluntary petitions with the United States Bankruptcy Court for the Southern District of Texas and have continued in possession of their respective assets and management of their respective businesses pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

         C. Pursuant to a Revolving Credit Agreement, dated as of even date herewith (as amended, supplemented, amended and restated or otherwise modified from time to time, the "Credit Agreement"), among the Borrowers, the various financial institutions as are, or may from time to time become, parties thereto (the "Lenders"), and the Administrative Agent, the Lenders and the Issuer have extended Commitments to make Credit Extensions to the Borrowers.

         D. The Pledgor owns 100% of the Capital Securities of the Company.

         E. As a condition precedent to the making of any Credit Extension under the Credit Agreement, the Pledgor is required to execute and deliver this Pledge Agreement.

         F. The Pledgor has duly authorized the execution, delivery and performance of this Pledge Agreement.

         G. It is in the best interest of the Pledgor to execute this Pledge Agreement inasmuch as the Pledgor will derive substantial direct and indirect benefits from the Credit Extensions made from time to time to the Borrowers by the Lenders pursuant to the Credit Agreement.

         NOW THEREFORE, for good and valuable consideration the receipt of which is hereby acknowledged, and in order to induce the Fixed Assets Lenders to make Fixed Assets Loans


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(including the initial Fixed Assets Loans) to the Borrowers pursuant to the
Credit Agreement, the Pledgor and the Administrative Agent, for the ratable benefit of each Fixed Assets Secured Party, agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         SECTION 1.1. Certain Terms. The following terms (whether or not underscored) when used in this Pledge Agreement, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

         "Administrative Agent" is defined in the preamble.

         "Borrowers" is defined in recital A.

         "Capital Securities" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's equity (including any instruments convertible into equity), whether now outstanding or issued after the Effective Date.

         "Collateral" is defined in Section 2.1.

         "Company" is defined in recital A.

         "Credit Agreement" is defined in recital C.

         "Distributions" means all stock dividends, liquidating dividends, Capital Securities resulting from (or in connection with the exercise of) stock splits, reclassifications, warrants, options, non-cash dividends, mergers or consolidations, and all other distributions (whether similar or dissimilar to the foregoing) on or with respect to any Pledged Shares or other Capital Securities constituting Collateral, but shall not include Dividends.

         "Dividends" means cash dividends and cash distributions with respect to any Pledged Shares or other Pledged Property made in the ordinary course of business, but shall not include liquidating dividends.

         "Fixed Assets Termination Date" means the date on which all Fixed Assets Obligations have been paid in full in cash, all Rate Protection Agreements where the counterparty is a Fixed Assets Lender (or its Affiliate) have been terminated and the Fixed Assets Loan Commitment shall have terminated.

         "Lenders" is defined in recital C.

         "Pledge Agreement" is defined in the preamble.

         "Pledged Property" means all Pledged Shares, all other pledged Capital Securities, all other equity securities, all assignments of any amounts due or to become due with respect


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thereto, all other instruments which are now being delivered by the Pledgor to the Administrative Agent or may from time to time hereafter be delivered by the Pledgor to the Administrative Agent for the purpose of pledge under this Pledge Agreement or any other Loan Document, and all proceeds of any of the foregoing.

         "Pledged Share Issuer" means the Company.

         "Pledged Shares" means 100% the Capital Securities of the Pledged Share Issuer.

         "Pledgor" is defined in the preamble.

         "Securities Act" is defined in clause (a) of Section 6.2.

         SECTION 1.2. Credit Agreement Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Pledge Agreement, including its preamble and recitals, have the meanings provided in the Credit Agreement.

         SECTION 1.3. U.C.C. Definitions. Unless otherwise defined herein or the context otherwise requires, terms for which meanings are provided in the U.C.C. are used in this Pledge Agreement, including its preamble and recitals, with such meanings; provided, that, (a) in the event any term that is used herein is not defined in Article 9 of the U.C.C., as in effect on the date hereof, but is thereafter defined in Article 9 of the U.C.C., such term shall have the meaning ascribed to such term in Article 9 of the U.C.C. as thereafter defined, and (b) in the event that any term that is used herein is defined in both Article 9 of the U.C.C., as in effect on or after the date hereof and Article 9 of the U.C.C. as in force at any relevant time hereafter, the meaning to be ascribed to such term herein shall be the most encompassing of such definitions.

                                   ARTICLE II
                                     PLEDGE

         SECTION 2.1. Grant of Security Interest. Effective upon entry of the Interim Order, the Pledgor hereby pledges, hypothecates, assigns, charges, delivers and transfers to the Administrative Agent, for the ratable benefit of each of the Fixed Assets Secured Parties, and hereby grants to the Administrative Agent, for the ratable benefit of the Fixed Assets Secured Parties, a continuing security interest in, all of the following property (collectively, the "Collateral"):

                  (a) all issued and outstanding Capital Securities of the Pledged Share Issuer identified in Attachment 1 hereto;

                  (b) all other Capital Securities of the Pledged Share Issuer issued from time to time to the Pledgor;

                  (c) all other Pledged Property, whether now or hereafter delivered to the Administrative Agent in connection with this Pledge Agreement;

                  (d) all Dividends, Distributions and other payments and rights with respect to any Pledged Property; and

                  (e) all proceeds of any of the foregoing.

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         SECTION 2.2. Security for Fixed Assets Obligations. This Pledge
Agreement secures the payment in full and in cash of all Fixed Assets
Obligations.

         SECTION 2.3. Delivery of Pledged Property. All certificates or instruments representing or evidencing any Collateral, including all Pledged Shares, shall be delivered to and held by or on behalf of the Administrative Agent pursuant hereto (or to a party who will hold such Pledged Securities pursuant to arrangements satisfactory to the Administrative Agent in its sole discretion), shall be in suitable form for transfer by delivery and shall be accompanied by all necessary instruments of transfer or assignment, duly executed in blank.

         SECTION 2.4. Dividends on Pledged Shares. In the event that any Dividend is to be paid on any Pledged Share at a time when no Event of Default has occurred and is continuing, such Dividend may be paid directly to the Pledgor. If any such Default or Event of Default has occurred and is continuing, then any such Dividend shall be paid directly to the Administrative Agent.

         SECTION 2.5. Continuing Security Interest. This Pledge Agreement shall create a continuing security interest in the Collateral and shall:

                  (a) remain in full force and effect until the Fixed Assets Termination Date;

                  (b) be binding upon the Pledgor and its successors, transferees and assigns; and

                  (c) inure, together with the rights and remedies of the Administrative Agent hereunder, to the benefit of the Fixed Assets Secured Parties.

Without limiting the foregoing clause (c), any Fixed Assets Lender may assign or otherwise transfer (in whole or in part) any Fixed Assets Loan Commitment or any Fixed Assets Loan held by it to any other Person or entity, and such other Person or entity shall thereupon become vested with all the rights and benefits in respect thereof granted to such Fixed Assets Lender under any Loan Document (including this Pledge Agreement) or otherwise, subject, however, to any contrary provisions in such assignment or transfer, and to the provisions of
Section 10.11 of the Credit Agreement. The security interest granted herein shall terminate and all rights to the Collateral shall revert to the Pledgor on the Fixed Assets Termination Date. Upon any such termination or release of Collateral, the Administrative Agent will, at the Pledgor's sole expense, deliver to the Pledgor, without any representations, warranties or recourse of any kind whatsoever, all certificates and instruments representing or evidencing all Pledged Shares, together with all other Collateral held by the Administrative Agent hereunder, and execute and deliver to the Pledgor such documents as the Pledgor shall reasonably request to evidence such termination or release.

         SECTION 2.6. Waiver, etc. The Pledgor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Fixed Assets Obligations and this Pledge Agreement and any requirement that any Fixed Assets Secured Party protect, secure, perfect or insure any Lien, or any property subject thereto, or exhaust any right or take any action


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against any Obligor or any other Person (including any other guarantor) or entity or any collateral securing the Fixed Assets Obligations of any Obligor, as the case may be.

         SECTION 2.7. Security Interest Absolute. All rights of the Administrative Agent and the Liens granted to the Administrative Agent hereunder, and all obligations of the Pledgor hereunder, shall be absolute and unconditional, irrespective of

                  (a) any lack of validity or enforceability of any Loan
         Document,

                  (b) the failure of any Fixed Assets Secured Party

                           (i) to assert any claim or demand or to enforce any
                  right or remedy against the Pledgor, any other Obligor or any other Person under the provisions of the Loan Documents or otherwise, or

                           (ii) to exercise any right or remedy against any
                  guarantor of, or collateral securing, any Fixed Assets Obligations of the Pledgor or any other Obligor,

                  (c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Fixed Assets Obligations or any other extension, compromise or renewal of any Obligation of the Pledgor or any other Obligor,

                  (d) any reduction, limitation, impairment or termination of any Fixed Assets Obligation of the Pledgor or any other Obligor for any reason (other than the repayment in full and in cash of all Fixed Assets Obligations), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and the Pledgor hereby waives any right to or claim of) any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise or unenforceability of, or any other event or occurrence affecting, any Fixed Assets Obligation of the Pledgor, any other Obligor or otherwise,

                  (e) any amendment to, rescission, waiver or other modification of, or any consent to departure from, any of the terms of the Loan Documents,

                  (f) any addition, exchange, release, surrender or non-perfection of any collateral (including the Collateral), or any amendment to or waiver or release of or addition to or consent to departure from any guaranty, for any of the Fixed Assets Obligations, or

                  (g) any other circumstances which might otherwise constitute a defense available to, or a legal or equitable discharge of, the Pledgor, any other Obligor, any surety or any guarantor.

         SECTION 2.8. Postponement of Subrogation, etc. The Pledgor will not exercise any rights which it may acquire by reason of any payment made hereunder, whether by way of subrogation, reimbursement or otherwise, until the Fixed Assets Termination Date. Any amount paid to the Pledgor on account of any payment made hereunder prior to the Fixed Assets Termination Date shall be held in trust for the benefit of the Fixed Assets Secured Parties and shall immediately be paid to the Administrative Agent for the ratable benefit of the Fixed Assets


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Secured Parties, and credited and applied against the Fixed Assets Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement; provided, however, that if

                  (a) the Pledgor has made payment to the Administrative Agent for the ratable benefit of the Fixed Assets Secured Parties of all or any part of the Fixed Assets Obligations, and

                  (b) the Fixed Assets Termination Date has occurred,

each Fixed Assets Secured Party agrees that, at the Pledgor's request, the Administrative Agent, on behalf of the Fixed Assets Secured Parties, will execute and deliver to the Pledgor appropriate documents (without recourse and without representation or warranty) necessary to evidence the transfer by subrogation to the Pledgor of an interest in the Fixed Assets Obligations resulting from such payment by the Pledgor. In furtherance of the foregoing, prior to the Fixed Assets Termination Date, the Pledgor shall refrain from taking any action or commencing any proceeding against any other Obligor (or its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in respect of payments made under this Pledge Agreement to the Administrative Agent or any Fixed Assets Secured Party.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

         SECTION 3.1. Warranties, etc. The Pledgor represents and warrants unto each Fixed Assets Secured Party, as at the date of each pledge and delivery hereunder (including each pledge and delivery of Pledged Shares) by the Pledgor to the Administrative Agent of any Collateral, as set forth in this Article.

         SECTION 3.2. Organization, etc. The Pledgor is validly organized and existing and in good standing under the laws of the state or jurisdiction of its incorporation or organization, is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the nature of its business requires such qualification (except where the failure to be so qualified and in good standing which, when taken together with all other such failures, could not reasonably be expected to have a Material Adverse Effect), and has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under this Pledge Agreement (except for failures to hold such governmental licenses, permits and other approvals which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and, pending entry of the Interim Order, approval of the Bankruptcy Court) and to own and hold under lease its material property and to conduct its business substantially as currently conducted by it.

         SECTION 3.3. Due Authorization, Non-Contravention, etc. The execution, delivery and performance by the Pledgor of this Pledge Agreement is within the Pledgor's powers, has been duly authorized by all necessary corporate action, and does not

                  (a) contravene (i) the Pledgor's Organic Documents, (ii) any material contract binding on or affecting the Pledgor, (iii) any court decree or order binding on or affecting the Pledgor or (iv) any law or governmental regulation binding on or affecting the Pledgor; or


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                  (b) result in, or require the creation or imposition of, any
         Lien on any property of the Pledgor (except as permitted by this Pledge Agreement).

         SECTION 3.4. Ownership, No Liens, etc. The Pledgor is the legal and beneficial owner of, and has good and valid title to (and has full right and authority to pledge and assign) the Collateral, free and clear of all Liens or claims other than the Lien granted pursuant hereto in favor of the Administrative Agent, the Lien granted to the Trustee under the Senior Secured Discount Note Indenture and the Lien granted pursuant to the Parent Pledge Agreement of even date herewith in favor of the Administrative Agent securing the Current Asset Secured Parties.

         SECTION 3.5. Valid Security Interest. Upon the entry of the Interim Order, this Pledge Agreement will create a valid first-priority, perfected security interest in the Collateral senior to all Liens other than applicable Priority Liens.

         SECTION 3.6. As to Pledged Shares. In the case of any Pledged Shares constituting Collateral, all such Pledged Shares are duly authorized and validly issued, fully paid and nonassessable, and constitute all of the issued and outstanding Capital Securities of the Pledged Share Issuer. The Pledgor has no Subsidiaries of which it directly owns any Capital Securities other than the Pledged Share Issuer. All Pledged Shares are certificated, and have been delivered to the Administrative Agent with stock powers, accompanied by undated instruments of transfer duly executed in blank and the Administrative Agent has "control" (as defined in the U.C.C.) of such Pledged Shares.

         SECTION 3.7. Authorization, Approval, etc. Upon entry of the Interim Order, no authorization or, approval or other action by, and no notice to or filing with, any Governmental Authority, regulatory body or other Person is required either

                  (a) for the pledge by the Pledgor of any Collateral pursuant to this Pledge Agreement or for the execution, delivery and performance of this Pledge Agreement by the Pledgor, or

                  (b) for the exercise by the Administrative Agent of the voting or other rights provided for in this Pledge Agreement, or, except with respect to any Pledged Shares as may be required in connection with a disposition of such Pledged Shares by laws affecting the offering and sale of securities generally, the remedies in respect of the Collateral pursuant to this Pledge Agreement, provided, however, that in order to exercise the voting and certain other rights provided for in this Pledge Agreement, the Pledged Shares must be transferred into the name of the Administrative Agent on the books and records of the Pledged Share Issuer prior to the exercise of such voting or other rights.

         SECTION 3.8. Compliance with Laws. The Pledgor is in compliance with the requirements of all applicable laws (including, the provisions of the Fair Labor Standards Act), rules, regulations and orders of every Governmental Authority, the non-compliance with which could have a Material Adverse Effect or adversely affect the value of the Collateral.


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                                   ARTICLE IV
                                    COVENANTS

         SECTION 4.1. Covenants. The Pledgor covenants and agrees that at all times prior to the Fixed Assets Termination Date, it will perform, comply with and be bound by all of the agreements, covenants and obligations contained in
Article VII of the Credit Agreement and this Article which are applicable to the Pledgor or its properties, each such agreement, covenant and obligation contained in such Article and all other terms of the Credit Agreement to which reference is made herein, together with all related definitions and ancillary provisions, being hereby incorporated into this Pledge Agreement by reference as though specifically set forth in this Article.

         SECTION 4.2. Maintenance of Existence; Compliance with Laws, etc. The Pledgor will:

                  (a) preserve and maintain its legal existence; and

                  (b) comply in all material respects with all applicable laws, rules, regulations and orders, including the payment (before the same become delinquent) of all Taxes, assessments and governmental charges imposed upon the Pledgor or upon its property except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on the books of the Pledgor.

         SECTION 4.3. Maintenance of Properties. The Pledgor will maintain, preserve, protect and keep its respective properties in good repair, working order and condition (ordinary wear and tear excepted), and make necessary repairs, renewals and replacements so that the business carried on by the Pledgor may be properly conducted at all times, unless the Pledgor determines in good faith that the continued maintenance of such property is no longer economically desirable.

         SECTION 4.4. Insurance. The Pledgor will:

                  (a) maintain insurance on its property with financially sound and reputable insurance companies against loss and damage in at least the amounts (and with only those deductibles) customarily maintained, and against such risks as are typically insured against in the same general area, by Persons of comparable size engaged in the same or similar business as the Pledgor; and

                  (b) all worker's compensation, employer's liability insurance or similar insurance as may be required under the laws of any state or jurisdiction in which it may be engaged in business.

         SECTION 4.5. Business Activities. The Pledgor will not engage in any business activity other than in connection with the Pledgor's continuing ownership of the issued and outstanding Capital Securities of the Company and the maintenance of the Senior Secured Discount Notes, unless otherwise permitted by the Credit Agreement or herein and approved by the Bankruptcy Court. Without limiting the generality of the immediately preceding sentence, the Pledgor will not, unless otherwise permitted by the Credit Agreement or herein and approved by the


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Bankruptcy Court, create, incur, assume or suffer to exist any Indebtedness, create, assume or suffer to exist any Lien upon or grant any options or other rights with respect to, any of its revenues, property or other assets, whether now owned or hereafter acquired (other than pursuant to the Loan Documents, the second priority Lien granted to the trustee under the Senior Secured Discount Notes Indenture and the third priority Lien granted to the Administrative Agent under the Parent Pledge Agreement of even date herewith for the benefit of the Current Assets Secured Parties), wind-up, liquidate or dissolve itself (or suffer to exist any of the foregoing), Merge into or with any other Person, other than as contemplated by the Credit Agreement or Dispose of all or any part of its assets, in one transaction or a series of transactions, to any Person or Persons create, incur, assume or suffer to exist any Investment in any Person other than in respect of any additional equity Investments in the Borrowers or take any action that would result in a Change in Control other than as contemplated in the Credit Agreement. The Pledgor agrees not to commence or cause the commencement of any of the actions described in clause (b), (c) or (d) of Section 8.1.9 of the Credit Agreement with respect to any of its Subsidiaries (other than the Borrowers and Unrestricted Subsidiaries). The Pledgor will not amend or modify the Senior Secured Discount Notes Indenture or the Pledge Agreement, dated as of August 21, 1996, between the trustee for the Senior Secured Discount Notes and the Pledgor, in either case, in any way adverse to the interests of the Lenders.

         SECTION 4.6. Protect Collateral; Further Assurances, etc. Except for the second priority Lien in favor of the trustee under the Senior Secured Discount Notes Indenture and the third priority Lien granted to the Administrative Agent under the Parent Pledge Agreement of even date herewith for the benefit of the Current Assets Secured Parties, the Pledgor will not sell, assign, transfer, pledge or encumber in any other manner the Collateral (except in favor of the Administrative Agent hereunder or as permitted under Section
7.2.3 of the Credit Agreement). The Pledgor will warrant and defend the right and title herein granted unto the Administrative Agent in and to the Collateral (and all right, title and interest represented by the Collateral) against the claims and demands of all Persons whomsoever. The Pledgor agrees that at any time, and from time to time, at the expense of the Pledgor, the Pledgor will promptly execute and deliver all further instruments, and take all further action, that may be necessary or desirable, or that the Administrative Agent may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. The Pledgor will not permit any Pledged Share Issuer to issue any Capital Securities unless the same are immediately delivered and pledged to the Administrative Agent hereunder.

         SECTION 4.7. Stock Powers, etc. The Pledgor agrees that all Pledged Shares (and all other Capital Securities constituting Collateral) delivered by the Pledgor pursuant to this Pledge Agreement will be accompanied by duly executed, undated stock powers or other equivalent instruments of transfer reasonably acceptable to the Administrative Agent. The Pledgor will, from time to time upon the reasonable request of the Administrative Agent, promptly deliver to the Administrative Agent such stock powers, instruments and similar documents, reasonably satisfactory in form and substance to the Administrative Agent, with respect to the Collateral as the Administrative Agent may reasonably request and will, from time to time upon the request of the Administrative Agent after the occurrence of any Event of Default, promptly cause, without further order of or application to the Bankruptcy Court, the Pledged Share Issuer to transfer any


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Pledged Shares or other Capital Securities constituting Collateral into the name of any nominee designated by the Administrative Agent.

         SECTION 4.8. Continuous Pledge. Subject to Section 2.4, the Pledgor will, at all times, keep pledged to the Administrative Agent pursuant hereto all Pledged Shares and all other Capital Securities constituting Collateral, all Dividends and Distributions with respect thereto, and all other Collateral and other Capital Securities, instruments, proceeds and rights from time to time received by or distributable to the Pledgor in respect of any Collateral. Any Distributions on Pledged Shares consisting of Capital Securities will be certificated.

         SECTION 4.9. Voting Rights; Dividends, etc. The Pledgor agrees:

                  (a) if any Event of Default shall have occurred and be continuing, promptly upon receipt thereof by the Pledgor and without any request therefore by the Administrative Agent, to deliver (properly endorsed where required hereby or requested by the Administrative Agent) to the Administrative Agent all Dividends, Distributions and all proceeds of the Collateral, all of which shall be held by the Administrative Agent as additional Collateral for use in accordance with Section 6.4; and

                  (b) if any Event of Default shall have occurred and be continuing and the Administrative Agent shall have notified the Pledgor of the Administrative Agent's intention to exercise its voting power under this Section:

                           (i) the Administrative Agent may exercise, without
                  further order of or application to the Bankruptcy Court, (to the exclusion of the Pledgor) the voting power and all other incidental rights of ownership with respect to any Pledged Shares or other Capital Securities constituting Collateral and the Pledgor hereby grants the Administrative Agent an irrevocable proxy, exercisable under such circumstances, to vote the Pledged Shares and such other Collateral; and

                           (ii) promptly to deliver to the Administrative Agent
                  such additional proxies and other documents as may be necessary to allow the Administrative Agent to exercise such voting power.

All Dividends, Distributions and proceeds which may at any time and from time to time be held by the Pledgor but which the Pledgor is then obligated to deliver to the Administrative Agent, shall, until delivery to the Administrative Agent, be held by the Pledgor separate and apart from its other property in trust for the Administrative Agent. The Administrative Agent agrees that unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given the notice referred to in this Section, the Pledgor shall have the exclusive power to exercise all voting and other consensual rights with respect to any Capital Securities (including any of the Pledged Shares) constituting Collateral and the Administrative Agent shall, upon the written request of the Pledgor, promptly deliver such proxies and other documents, if any, as shall be reasonably requested by the Pledgor which are necessary to allow the Pledgor to exercise such powers with respect to any such Capital Securities (including any of the Pledged Shares) constituting Collateral; provided, however, that no vote shall be cast, or consent, waiver


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or ratification given, or action taken by the Pledgor that would materially impair the value of any Collateral or be inconsistent with or violate any provision of the Loan Documents.

                                    ARTICLE V
                            THE ADMINISTRATIVE AGENT

         SECTION 5.1. Administrative Agent Appointed Attorney-in-Fact. The Pledgor hereby irrevocably appoints the Administrative Agent as the Pledgor's attorney-in-fact, with full authority and in the name, place and stead of the Pledgor or in its own name, from time to time in the Administrative Agent's discretion, upon the occurrence and during the continuance of any Event of Default, to, without further order of or application to the Bankruptcy Court, take any action and to execute any instrument which the Administrative Agent may deem necessary or advisable to accomplish the purposes of this Pledge Agreement, including:

                  (a) to ask, demand, collect, sue for, recover, compromise and receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

                  (b) to receive, endorse and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) above; and

                  (c) to file any claims or take any action or institute any proceedings which the Administrative Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Administrative Agent with respect to any of the Collateral.

The Pledgor hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this Section is irrevocable and coupled with an interest.

         SECTION 5.2. Administrative Agent May Perform. If the Pledgor fails to perform any agreement contained herein, the Administrative Agent may, without further order of or application to the Bankruptcy Court, itself perform, or cause performance of, such agreement, and the expenses of the Administrative Agent incurred in connection therewith shall be payable by the Pledgor pursuant to Section 6.5.

         SECTION 5.3. Administrative Agent Has No Duty. The powers conferred on the Administrative Agent hereunder are solely to protect its interest (on behalf of the Fixed Assets Secured Parties) in the Collateral and shall not impose any duty on it to exercise any such powers. Except for reasonable care of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Collateral or responsibility for

                  (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Pledged Property, whether or not the Administrative Agent has or is deemed to have knowledge of such matters, or

                  (b) taking any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.

         SECTION 5.4. Reasonable Care. The Administrative Agent is required to exercise reasonable care in the custody and preservation of any of the Collateral in its possession; provided, however, the Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral if it takes such action for that purpose as the Pledgor reasonably requests in writing from time to time, but failure of the Administrative Agent to comply with any such request at any time shall not in itself be deemed a failure to exercise reasonable care. If an Event of Default has occurred and is continuing, the Administrative Agent shall not be required to comply with any request of the Pledgor with respect to the matters described in this Section.

                                   ARTICLE VI
                                    REMEDIES

         SECTION 6.1. Certain Remedies. Without further order of or application to the Bankruptcy Court, but subject to any applicable requirements of the Financing Order, the Credit Agreement and the Revolver Intercreditor Agreement, if any Event of Default shall have occurred and be continuing:

                  (a) The Administrative Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the U.C.C. (whether or not the U.C.C. applies to the affected Collateral) and also may, without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Administrative Agent's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable. The Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten days' prior notice to the Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefore, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

                  (b) The Administrative Agent may

                           (i) transfer all or any part of the Collateral into
                  the name of the Administrative Agent or its nominee, with or without disclosing that such Collateral is subject to the Lien and security interest hereunder,

                           (ii) notify the parties obligated on any of the
                  Collateral to make payment to the Administrative Agent of any amount due or to become due thereunder,

                           (iii) enforce collection of any of the Collateral by
                  suit or otherwise, and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect thereto,

                           (iv) endorse any checks, drafts or other writings in
                  the Pledgor's name to allow collection of the Collateral,

                           (v) take control of any proceeds of the Collateral
                  and

                           (vi) execute (in the name, place and stead of the
                  Pledgor) endorsements, assignments, stock powers and other instruments of conveyance or transfer with respect to all or any of the Collateral.

         SECTION 6.2. Securities Laws. If the Administrative Agent shall determine to exercise its right to sell all or any of the Collateral pursuant to
Section 6.1, the Pledgor agrees that, upon request of the Administrative Agent, the Pledgor will use commercially reasonable efforts to, at its own expense:

                  (a) execute and deliver, and cause each issuer of the Collateral contemplated to be sold and the directors and officers thereof to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts and things, as may be necessary or, in the opinion of the Administrative Agent, advisable to register such Collateral under the provisions of the Securities Act of 1933, as from time to time amended (the "Securities Act"), and to cause the registration statement relating thereto to become effective and to remain effective for such period as prospectuses are required by law to be furnished, and to make all amendments and supplements thereto and to the related prospectus which, in the opinion of the Administrative Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto;

                  (b) use its best efforts to qualify the Collateral under the state securities or "Blue Sky" laws and to obtain all necessary governmental approvals for the sale of the Collateral, as requested by the Administrative Agent;

                  (c) cause each such issuer to make available to its security holders, as soon as practicable, an earnings statement that will satisfy the provisions of Section 11(a) of the Securities Act; and

                  (d) do or cause to be done all such other acts and things as may be necessary to make such sale of the Collateral or any part thereof valid and binding and in compliance with applicable law.

The Pledgor further acknowledges the impossibility of ascertaining the amount of damages that would be suffered by the Administrative Agent or the Fixed Assets Secured Parties by reason of the failure by the Pledgor to perform any of the covenants contained in this Section and, consequently, agrees that, if the Pledgor shall fail to perform any of such covenants, it shall pay, as liquidated damages and not as a penalty, an amount equal to the value (as determined by the Administrative Agent) of the Collateral on the date the Administrative Agent shall demand compliance with this Section.

         SECTION 6.3. Compliance with Restrictions. The Pledgor agrees that in any sale of any of the Collateral whenever an Event of Default shall have occurred and be continuing, the

Administrative Agent is hereby authorized, without further order of or application to the Bankruptcy Court, to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary in order to avoid any violation of applicable law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications and restrict such prospective bidders and purchasers to persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral), or in order to obtain any required approval of the sale or of the purchaser by any Governmental Authority, and the Pledgor further agrees that such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Administrative Agent be liable nor accountable to the Pledgor for any discount allowed by reason of the fact that such Collateral is sold in compliance with any such limitation or restriction.

         SECTION 6.4. Application of Proceeds. Subject to any applicable requirements of the Financing Order, the Credit Agreement and the Revolver Intercreditor Agreement, all cash proceeds received by the Administrative Agent in respect of any sale of, collection from or other realization upon, all or any part of the Collateral may, in the discretion of the Administrative Agent, be held by the Administrative Agent as additional collateral security for, or then or at any time thereafter be applied (after payment of any amounts payable to the Administrative Agent pursuant to Section 10.4 of the Credit Agreement and
Section 6.5 below) in whole or in part by the Administrative Agent against, all or any part of the Fixed Assets Obligations in such order as the Administrative Agent shall elect. Any surplus of such cash or other proceeds held by the Administrative Agent and remaining after the Fixed Assets Termination Date, shall be paid over to the Pledgor or to whomsoever may be lawfully entitled to receive such surplus.

         SECTION 6.5. Indemnity and Expenses. The Pledgor hereby indemnifies and holds harmless the Administrative Agent from and against any and all claims, losses and liabilities arising out of or resulting from this Pledge Agreement (including enforcement of this Pledge Agreement), except claims, losses or liabilities resulting from the Administrative Agent's gross negligence or willful misconduct, and will upon demand pay to the Administrative Agent the amount of any and all reasonable expenses, including the reasonable fees and disbursements of its counsel and of any experts and agents, which the Administrative Agent may incur, in each case, in connection with:

                  (a) the administration of this Pledge Agreement;

                  (b) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral;

                  (c) the exercise or enforcement of any of the rights of the Administrative Agent hereunder; or

                  (d) the failure by the Pledgor to perform or observe any of the provisions hereof.

         SECTION 6.6. No Recourse. The Pledgor shall not be liable for any indebtedness, liabilities or Obligations (other than as set forth in this Pledge Agreement) in connection with the

Credit Agreement, this Pledge Agreement or any of the other Loan Documents, and neither the Administrative Agent nor any Lender shall have any recourse against the Pledgor or any of its assets or properties (other than the Collateral to the extent of the Fixed Assets Obligations) to satisfy any such indebtedness, liabilities or Obligations; provided, however, that nothing herein shall constitute a waiver of the Administrative Agent's or any Fixed Assets Lender's ability to exercise any right or remedy which any such party may have against the Pledgor on account of any claim for fraud, deceit or other material misrepresentation or omission by and relating to the Pledgor (including its assets and operations, but excluding the Company, any Subsidiary of the Company or any of their assets or operations).

                                   ARTICLE VII
                            MISCELLANEOUS PROVISIONS

         SECTION 7.1. Loan Document. This Pledge Agreement is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof.

         SECTION 7.2. Amendments, etc. No amendment to or waiver of any provision of this Pledge Agreement nor consent to any departure by the Pledgor here from shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent (on behalf of the Lenders or the Required Lenders, as the case may be) and the Pledgor, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given.

         SECTION 7.3. Protection of Collateral. The Administrative Agent may from time to time, at its option, and at the expense of the Pledgor, perform any act which the Pledgor agrees hereunder to perform and which the Pledgor shall fail to perform after being requested in writing so to perform (it being understood that no such request need be given after the occurrence and during the continuance of an Event of Default) and the Administrative Agent may from time to time take any other action which the Administrative Agent reasonably deems necessary for the maintenance, preservation or protection of any of the Collateral or of its security interest therein.

         SECTION 7.4. Addresses for Notices. All notices and other communications provided for hereunder shall be in writing and addressed, delivered or transmitted, if to the Pledgor, at the address or facsimile number of the Company provided for in the Credit Agreement, and, if to the Administrative Agent, at the address or facsimile number provided for in the Credit Agreement, or as to any such party at such other address or facsimile number as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section. Any notice, (a)
(i) if mailed and properly addressed with postage prepaid or (ii) if properly addressed and sent by pre-paid courier service, shall be deemed given when such notice has been received or (b) if transmitted by facsimile, shall be deemed given when transmitted (and telephonic confirmation of receipt thereof has been received).

         SECTION 7.5. Headings. The various headings of this Pledge Agreement are inserted for convenience only, and shall not affect the meaning or interpretation of this Pledge Agreement or any provisions hereof.

         SECTION 7.6. Severability. Any provision of this Pledge Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Pledge Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

         SECTION 7.7. Governing Law. THIS PLEDGE AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, EXCLUDING THE LAW OF CONFLICTS BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

         SECTION 7.8. Counterparts. This Pledge Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original (whether such counterpart is originally executed or an electronic copy of an original) and all of which shall constitute together but one and the same agreement. This Pledge Agreement shall become effective and binding upon the Pledgor when a counterpart hereof executed on behalf of the Pledgor shall have been received by the Administrative Agent.

         SECTION 7.9. Pledge Agreement Subject to Revolver Intercreditor Agreement. Notwithstanding anything to the contrary contained herein, it is expressly understood and agreed by the parties hereto that this Pledge Agreement shall be subject to the terms of the Revolver Intercreditor Agreement.


                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have caused this Fixed Assets Secured Parties Pledge Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the day and year first above written.



                                             STERLING CHEMICALS HOLDINGS, INC.


                                             By:
                                                 -------------------------------
                                                 Title:



                                             THE CIT GROUP/BUSINESS CREDIT, INC.



                                             By:
                                                 -------------------------------
                                                 Title:

                                  ATTACHMENT 1

Pledgor:                   STERLING CHEMICAL HOLDINGS, INC.
Pledged Shares
Pledged Share Issuer                             Capital Securities
                           ------------------------------------------------------------------
                           Authorized Shares      Outstanding Shares      % of Shares Pledged
                           -----------------      ------------------      -------------------
Sterling Chemicals, Inc.         1,000                   1,000                    100%


                                           A-1